Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-145845 November 27, 2007

Performance Securities with Partial Protection
Linked to a Global Index Basket
Strategic Alternatives to Indexing
Barclays Bank PLC Securities linked to a Global Index Basket due December 30, 2011

Investment Description

These Performance Securities with Partial Protection Linked to a Global Index Basket (“the Notes”) provide exposure to potential appreciation in a basket of global equity indices (the “basket”), as well as protection at maturity of 20% of your principal. The basket is composed of three equity indices: the S&P 500® Index, the Dow Jones EURO STOXX 50® Index and the Nikkei® 225 Index (each a “basket index”, and together, the “basket indices”). Partial principal protected investments can help reduce portfolio risk while maintaining an enhanced exposure to equities. The partial principal protection feature only applies at maturity.

Features

❑  Growth Potential: Investors receive enhanced upside participation in the performance of a global index basket.

❑  Partial Protection of Principal: At maturity, investors will receive a cash payment equal to at least 20% of their invested principal.

❑  Diversification: Investors can diversify in a partial principal protected investment linked to a basket of domestic and international indices.

Key Dates[1]

Trade Date:	December 21, 2007

Settlement Date:	December 31, 2007

Final Valuation Date[2]:	December 27, 2011

Maturity Date[2]:	December 30, 2011

CUSIP:	06739H 537

ISIN:	US06739H5375

1

Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

2

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Market Disruption Events for Notes with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Security Offering

We are offering Performance Securities with Partial Protection Linked to a Global Index Basket. The Notes are linked to a basket of indices consisting of the S&P 500® Index, the Dow Jones EURO STOXX 50® Index and the Nikkei® 225 Index. The Notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the basket. The Notes are offered at a minimum investment of $1,000.

See “Additional Information about Barclays Bank PLC and the Notes” on page FWP-2 of this free writing prospectus. The Notes will have the terms specified in the prospectus dated August 31, 2007, the prospectus supplement dated September 4, 2007, the index supplement dated September 4, 2007 and this free writing prospectus. See “Key Risks” on page FWP-5 of this free writing prospectus, “Risk Factors” beginning on page IS-1 of the index supplement and “Risk Factors” beginning on page S-3 of prospectus supplement for risks related to investing in the Notes.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2007, the prospectus supplement dated September 4, 2007, the index supplement dated September 4, 2007 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	100%	3.00%	97.00%
Total	$	$	$

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this free writing prospectus together with the prospectus dated August 31, 2007, as supplemented by the prospectus supplement dated September 4, 2007 relating to our Medium-Term Notes, Series A, of which these Notes are a part, and the reference asset information contained in the index supplement dated September 4, 2007. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

w   Prospectus supplement dated September 4, 2007 and prospectus dated August 31, 2007:
http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

w   Index supplement dated September 4, 2007:
http://www.sec.gov/Archives/edgar/data/312070/000119312507194645/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Notes” refers to the Performance Securities with Partial Protection Linked to a Global Index Basket that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if:

w   You believe the basket will appreciate of the term of the Notes.

w   You seek an investment with an enhanced return linked to the performance of the basket.

w   You seek an investment that offers partial principal protection when the Notes are held to maturity

w   You are willing to hold the Notes to maturity.

w   You do not seek current income from this investment.

w   You are willing to invest in the Notes based on the range indicated for the participation rate (the actual participation rate will be determined on the trade date).

The Notes may not be suitable for you if:

w   You do not seek an investment with exposure to the economies of the United States, the Euro Zone or Japan.

w   You are unable or unwilling to hold the Notes to maturity.

w   You seek an investment that is 100% principal protected.

w   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

w   You seek current income from your investments.

w   You seek an investment for which there will be an active secondary market.

FWP-2

Indicative Terms[1]

Issuer:	Barclays Bank PLC (Rated: AA/Aa1)[2]
Issue Price:	$10 per Note
Term:	4 years
Basket[3]:	The Notes are linked to a basket consisting of the
S&P 500® Index (“SPX”), the Dow Jones EURO
STOXX 50® Index (“SX5E”) and the Nikkei® 225
Index (“NKY”) (each a “basket index” or collec-
tively the “basket indices”).
Basket	S&P 500® Index	33.34%
Weightings:	Dow Jones EURO STOXX 50® Index	33.33%
	Nikkei® 225 Index	33.33%
Protection
Percentage
(or Buffer	20%
Percentage4):
Participation Rate:	105% to 115% (The actual participation rate
will be determined on the trade date.)
Payment at	If the Basket Return is positive, you will receive:
Maturity	$10 + [$10 x Basket Return x
(per $10):	Participation Rate)]
If the basket return is between 0% and
-20%, you will receive the principal amount of
your Notes at maturity.
If the basket return is lower than -20%, you
will receive:
$10 + [$10 x (Basket Return + the Protection
Percentage)]
If the Basket Return is lower than -20%, you
could lose up to $8 per $10 Note principal
amount.
Basket Return:	Basket Ending Level-Basket Starting Level
Basket Starting Level
Basket Starting
Level or Initial	Set equal to 100 on the trade date.
Basket Level[5]
Basket Ending	The basket ending level will be calculated on the final valuation date, as follows:
Level or Final
Basket Level[6]

100 x [1+ (the SPX Return x 33.34%) + (SX5E Return x 33.33%) + (the NKY Return x 33.33%)], where the return for each basket index is the performance of the respective basket index, calculated as the percentage change from the respective index closing level on the trade date to the respective index closing level on the final valuation date.

Determining Payment at Maturity

The percentage change from the basket starting level to the basket ending level (or final basket level6)

You will receive a cash payment that provides you with a return per $10 Note principal amount equal to the basket return multiplied by the participation rate of 105% to 115% (actual participation rate to be set on trade date). Accordingly, if the basket return is positive, your payment at maturity per $10 Note principal amount will be calculated as follows:

$10 + [$10 x Basket Return x
Participation Rate)]

You will receive the principal amount of your Notes at maturity.

If the basket return is lower than -20%, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Return is below -20%. Accordingly, your payment at maturity per $10 principal amount Note will be calculated as follows:

$10 + [$10 x (Basket Return + the Protection Percentage)]

In this scenario, you could lose up to 80% of your principal depending on how much the basket declines.

1	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

2

The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

3

For a description of further adjustments that may affect one or more bas- ket indices or the basket, see “Reference Assets—Indices—Adjustments Relating to Notes with the Reference Asset Comprised of an Index” and “Reference Assets—Baskets—Adjustments Relating to Notes with the Reference Asset Comprised of a Basket” in the prospectus supplement.

4	This term “buffer percentage”, as defined in the prospectus supplement

5	The term “initial basket level”, as defined in the prospectus supplement.

6	The term “final basket level”, as defined in the prospectus supplement.

FWP-3

Scenario Analysis and Examples at Maturity

The following examples assume a principal amount per Note of $10, and a participation rate of 110% (the midpoint of the range).

Example 1—The level of the basket increases by 10% from a Basket Starting Level of 100 to a Basket Ending Level of 110.

Because the Basket Ending Level of 110 is greater than the Basket Starting Level of 100, the investor receives a payment at maturity of $11.00 per $10.00 Security principal amount, representing a total return of 10% on the Securities.

$10 + ($10 x Basket Return x Participation Rate)
$10.00 + [$10.00 x (10% x 110%)] = $11.00

Example 2—The level of the basket decreases by 10% from a Basket Starting Level of 100 to a Basket Ending Level of 90.

Because the Basket Ending Level of 90 is less that the Basket Starting Level of 100, the investor receives a payment at maturity of $10 per $10 principal amount of Securities.

Example 3: The level of the basket decreases by 30% from a Basket Starting Level of 100 to a Basket Ending Level of 70.

Since the Basket Return is negative, the absolute value of which is more than the protection percentage, the investor will lose 1% or principal for each 1% that the basket return exceeds the protection percentage and receives a payment at maturity of $8.00 per $10.00 Security principal amount, representing a total return of -30% on the Securities.

$10 + [$10 x (Basket Return + Protection Percentage)
$10 + [$10 x (-30% + 20%) = $10 - $1 = $9

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Notes are uncertain. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled forward contract with respect to the Basket. If your Notes are so treated, you would generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss would generally be long term capital gain or loss if you have held your Notes for more than one year. In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct. For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.

FWP-4

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the applicable Index or in any of the component stocks underlying the applicable Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement.

w   Partial Principal Protection Only Applies if You Hold the Notes to Maturity: You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market, you may have to sell them at a discount and you will not have partial principal protection for a decline in the basket up to -20%.

w   Your Investment in the Notes May Result in a Loss: The Notes do not guarantee any return of principal in excess of $2 per $10 principal amount. The return on the Notes at maturity is linked to the performance of the basket and will depend on whether, and the extent to which, the basket return is positive or negative. Your investment will be fully exposed to any decline in the basket if the basket return is lower than -20%. You may lose up to 80% of your principal if the basket declines.

w   Changes in the Level of the Basket Indices May Offset Each Other: The Notes are linked to a substantially equally-weighted basket composed of the basket indices. At a time when the level of one or more basket indices increases, the level of the other basket index or indices may not increase as much or may even decline. Therefore, in calculating the ending basket level, increases in the level of one or more of the basket indices may be moderated, or offset, by lesser increases or declines in the level of the other basket index or indices.

w   No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any Index would have.

w   Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity for each issue of the offered Notes described in this free writing prospectus is based on the full principal amount of such Notes, the original issue price of the Notes includes the agents’ commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase Notes from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

w   The Index Return for the Notes Will Not Be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar that Might Affect the Dow Jones EURO STOXX 50® Index or the Nikkei® 225 Index—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks underlying the Dow Jones EURO STOXX 50® Index and the Nikkei® 225 Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

w   Dealer Incentives: We, our affiliates and agents act in various capacities with respect to the Notes. We and other of our affiliates may act as a principal, agent or dealer in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these notes instead of other investments. We will pay compensation of $0.3 per note to the principals, agents and dealers in connection with the distribution of the Notes.

w   We Are One of the Companies that Make Up the Dow Jones EURO STOXX 50® Index, But We Are Not Affiliated with Any Other Company Included in the Dow Jones EURO STOXX 50® Index, the S&P 500® Index or the Nikkei® 225 Index—We are one of the companies that make up the Dow Jones EURO STOXX 50® Index, but we are not affiliated with any of the other companies whose stock is included in the Dow Jones EURO STOXX 50® Index, the S&P 500® Index or the Nikkei® 225 Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the stocks underlying the S&P 500® Index, the Dow Jones EURO STOXX 50® Index, the Nikkei® 225 Index or your Notes. None of the money you pay us will go to the respective sponsors of the S&P 500® Index, the Dow Jones EURO STOXX 50® Index or the Nikkei® 225 Index (the “Sponsors”) or any of the other companies included in the S&P 500® Index, the Dow Jones EURO STOXX 50® Index or the Nikkei® 225 Index, and none of those companies will be involved in the offering of the Notes in any way. Neither those companies nor the Sponsors will have any obligation to consider your interests as a holder of the Notes in taking any corporate actions that might affect the value of your Notes.

w   Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

w   Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

FWP-5

w   Potentially inconsistent research, opinions or recommendations by Barclays—We or our affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the basket indices to which the Notes are linked.

w   Taxes – The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. For example, the Internal Revenue Service could assert that you should be required to accrue interest over the term of the Notes even though you will not receive any payments with respect to the Notes until maturity. Further, all or part of the gain you may recognize upon sale or maturity of the Notes could be treated as ordinary income. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

w   Many Economic and Market Factors Will Affect the Value of the Notes—In addition to the level of the basket indices on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

w   the expected volatility of the basket indices;

w   the time to maturity of the Notes;

w   the market price and dividend rate on the component stocks underlying the basket indices;

w   interest and yield rates in the market generally and in the markets of the component stocks underlying the basket indices;

w   a variety of economic, financial, political, regulatory or judicial events;

w   the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the nations in which the companies included in the basket indices are domiciled;

w   supply and demand for the Notes; and

w   our creditworthiness, including actual or anticipated downgrades in our credit ratings.

w   Non-U.S. Securities Markets Risks—The stocks included in the Dow Jones EURO STOXX 50® Index and the Nikkei® 225 Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities linked to these indices, which may have an adverse effect on the Notes.

Historical Basket Performances

The graph below illustrates the historical performance of the Basket from April 4, 1997 to November 16, 2007 as if the basket starting level was 100 and index weightings were as per the Indicative Terms on November 16, 2007. Historical levels of the basket should not be taken as an indication of future performance.

Global Index Basket Historical Performance
April 4, 1997 – November 16, 2007

Source: Barclays Capital

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-6

S&P 500® Index

The S&P 500® Index (the “S&P 500 Index”) is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500 Index, with the number of companies included in each group as of August 31, 2007 indicated below: Consumer Discretionary (88); Consumer Staples (39); Energy (32); Financials (93); Health Care (53); Industrials (53); Information Technology (74); Materials (28); Telecommunications Services (9); and Utilities (31).

The S&P 500 Index is reported by Bloomberg under the ticker symbol “SPX <Index>”.

The information on the S&P 500 Index provided in this free writing prospectus should be read together with the discussion under the heading “Equity Indices—S&P 500® Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the S&P 500 Index based on the weekly closing levels of the S&P 500 Index from

April 4, 1997 through November 16, 2007. The closing level on November 16, 2007 was 1458.74.

We obtained the closing levels of the S&P 500 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment.

S&P 500® Index Historical Performance
April 4, 1997 – November 16, 2007

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Dow Jones EURO STOXX 50® Index

The Dow Jones EURO STOXX 50® Index (the “DJ EURO STOXX 50 Index”) was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company, Inc. and SWX Group. The DJ EURO STOXX 50 Index is composed of 50 European blue-chip companies from within the Eurozone portion of the Dow Jones STOXX 600 Supersector indices, the Dow Jones EURO STOXX Supersector indices. The Dow Jones STOXX 600 Supersector indices contain the 600 largest stock traded on the major exchanges of 18 European countries and are organised into the following 18 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; retail; technology; telecommunications; travel & leisure; and utilities.

The DJ EURO STOXX 50 Index is reported by Bloomberg under the ticker symbol “SX5E <Index>”.

The information on the DJ EURO STOXX 50 Index provided in this free writing prospectus should be read together with the discussion under the heading “Equity Indices—Dow Jones EURO STOXX 50® Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the DJ EURO STOXX 50 Index based on the weekly closing levels of the DJ

EURO STOXX 50 Index from April 4, 1997 through November 16, 2007. The closing level on November 16, 2007 was 4282.40.

We obtained the closing levels of the DJ EURO STOXX 50 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the DJ EURO STOXX 50 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the DJ EURO STOXX 50 Index will result in the return of any of your initial investment.

Dow Jones EURO STOXX® Index Historical Performance
April 4, 1997 – November 16, 2007

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-7

Nikkei® 225 Index

The Nikkei® 225 Index (the “Nikkei 225 Index”) is calculated and disseminated by Nikkei Digital Media, Inc., a wholly owned subsidiary of Nikkei Inc., under exclusive agreement with Nikkei Inc. The Nikkei 225 Index is a modified, price-weighted stock index that measures the composite price performance of 225 underlying stocks trading on the First Section of the Tokyo Stock Exchange, Inc., representing a broad cross-section of Japanese industries. The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.

The Nikkei 225 Index is reported by Bloomberg under the ticker symbol “NKY <Index>”.

The information on the Nikkei 225 Index provided in this free writing prospectus should be read together with the discussion under the heading “Equity Indices—Nikkei® 225 Index” in the index supplement. We expect to enter into a license with Nikkei Digital Media, Inc.

Historical Information

The following graph sets forth the historical performance of the Nikkei 225 Index based on the weekly closing levels of the Nikkei 225 Index from April 4, 1997 through November 16, 2007. The closing level on November 16, 2007 was 15154.61.

We obtained the closing levels of the Nikkei 225 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Nikkei 225 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the Nikkei 225 Index will result in the return of any of your initial investment.

Nikkei® 225 Index Historical Performance
April 4, 1997 – November 16, 2007

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Notes at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

We expect to deliver the Notes against payment on or about December 31, 2007, which is the fifth business day following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the Notes on the Trade Date, it will be required, by virtue of the fact that the Notes initially will settle on the fifth business day following the Trade Date, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

FWP-8